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                                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  -------------------------------
FORM 3                                          Washington, D.C.  20549                              |       OMB APPROVAL          |
                                                                                                     |-----------------------------|
                                                                                                     | OMB Number:    3235-0104    |
                                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES              | Expires: April 30, 1997     |
                                                                                                     | Estimated average burden    |
                                                                                                     | hours per response......0.5 |
                                                                                                     |-----------------------------|

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*  | 2.  Date of Event Re-  | 4.  Issuer Name and Ticker or Trading Symbol
                                          |     quiring Statement  |
   SMITH       ROBERT                     |     (Month/Day/Year)   |      HOLLINGER INTERNATIONAL INC.
------------------------------------------                         -----------------------------------------------------------------
   (Last)      (First)       (Middle)     |                        | 5.  Relationship of Reporting Person(s)  | 6. If Amendment,
                                          |  February 1999         |     to Issuer  (Check all applicable)    |    Date of Original
c/o Hollinger International Inc.          -------------------------   _____Director        _____10% Owner     |    (Month/Day/Year)
    401 North Wabash, Suite 740           | 3.  IRS or Social Se-  |  __x__Officer (give   _____Other (specify|
------------------------------------------      curity Number of   |                tile below)        below) |
             (Street)                     |     Reporting Person   |                                          ----------------------
                                          |     (Voluntary)        |                                          | 7.  Individual or
                                          |                        |                                          |     Joint/Group
                                          |                        |                                          |     Filing (Circle
                                          |                        |                                          |     Applicable Line)
                                          |                        |                                          | _x_ Form filed by
                                          |                        |                                          |     One Reporting
                                          |                        |                                          |     Person
                                          |                        |                                          | ___ Form filed by
                                          |                        |                Treasurer                 |     More than One
 Chicago      Illinois       60611        |                        |     ------------------------------       |     Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
  (City)        (State)        (Zip)      |                        |
                                          |                        |
                                          |                        |    Table 1 -- Non Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                           | 2.  Amount of Securities    | 3. Ownership       | 4. Nature of Indirect Beneficial
   (Instr. 4)                                  |     Beneficially Owned      |    Form: Direct    |    Ownership (Instr. 5)
                                               |     (Instr. 4)              |    (D) or Indirect |
                                               |                             |    (I) (Instr. 5)  |
------------------------------------------------------------------------------------------------------------------------------------
                                               |                             |                    |
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------
                                               |                             |                    |
-----------------------------------------------|-----------------------------|--------------------|---------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                      (Print or Type Responses)

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FORM 3 (continued)    Table 11 - Derivative Securities Beneficially Owned  (e.g., calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1. Tile of Derivative | 2.  Date Exer-       |  3.  Title and Amount   | 4.  Conversion or  |   5.  Ownership      | 6.  Nature Of
   Security (Instr. 4)|     cisable and      |      of Securities      |     Exercise       |       Form of        |     Indirect
                      |     Expiration Date  |      Underlying         |     Price of       |       Derivative     |     Beneficial
                      |     (Month/Day/Year) |      Derivative         |     Derivative     |       Security:      |     Ownership
                      |                      |      Security           |     Security       |       Direct (D)     |     (Instr. 5)
                      |                      |      (Instr. 4)         |                    |       or Indirect    |
                      |                      |                         |                    |       (I) (Instr. 5) |
                      |------------------------------------------------|                    |                      |
                      | Date    | Expira-|    Title      |  Amount of  |                    |                      |
                      | Exer-   | tion   |               |  Number of  |                    |                      |
                      | cisable | Date   |               |  Shares     |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
Employee Stock Options|         |        |               |             |                    |                      |
(Right to Buy) Under  |         |        |    Class A    |             |                    |                      |
1997 Plan             |   (1)   |2/11/09 |  Common Stock | 15,000      |  $ 11.63           |    D                 |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
                      |         |        |               |             |                    |                      |
----------------------|---------|--------|---------------|-------------|--------------------|----------------------|----------------
Explanation of Responses:

(1) The options were granted to the reporting person under the Company's 1997 Stock Incentive Plan on February 12, 1999 ("Grant
    Date") 25% of the options became exerciseable on each of the first, second, third, anniversaries of the Grant Date.


** Intentional misstatements or omissions of facts constitute Federal            /s/ Robert Smith
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)                 --------------------------------  ----------------
                                                                                 ** ROBERT SMITH                        Date
Note:  File three copies of this Form, one of which must be manually signed.     Signature of Reporting Person
       If space is insufficient, See Instruction 6 for procedure.



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                                                                                                                      SEC 1473(8-92)
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